As filed with the Securities and Exchange Commission on February 3, 2020

Registration Statement No. 333-233658

Registration Statement No. 333-229086

Registration Statement No. 333-220345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-233658

Form S-8 Registration Statement No. 333-229086

Form S-8 Registration Statement No. 333-220345

Under

THE SECURITIES ACT OF 1933

CISION LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 E. Randolph Street 7th Floor Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Cision Ltd. 2018 Employee Stock Purchase Plan

Cision Ltd. 2017 Omnibus Incentive Plan

(Full title of the plan)

Jack Pearlstein

Chief Financial Officer

130 E. Randolph Street

7th Floor

Chicago, Illinois 60601

(Name and address of agent for service)

(301) 459-2827

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of Cision Ltd. (the “Company”):

•

Registration Statement No. 333-233658, registering shares of Company ordinary shares, par value $0.0001 per share (each an “Ordinary Share”), issuable pursuant to the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”), filed with the Securities and Exchange Commission (the “SEC”) on September 6, 2019;

•	Registration Statement No. 333-229086, registering Ordinary Shares issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”), filed with the SEC on December 28, 2018; and

•	Registration Statement No. 333-220345, registering Ordinary Shares issuable pursuant to the 2017 Plan, filed with the SEC on September 5, 2017.

On January 31, 2020, Castle Merger Limited (“Merger Sub”), a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of the Castle Acquisition Limited (f/k/a MJ23 UK Acquisition Limited, “Parent”), a private company limited by shares incorporated in England and Wales merged (the “Merger”) with and into the Company. The Merger was pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2019, by and among the Company, Parent and Merger Sub. The Company continued as the surviving company and a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Ordinary Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Ordinary Shares registered under the Registration Statements, which remained unissued as of the effective time of the Merger. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such Ordinary Shares.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister securities, the exhibit disclosure requirements under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland on this third day of February, 2020.

CISION LTD.

By:	/s/ Jack Pearlstein
Jack Pearlstein
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.